Exhibit 99.1

              HERCULES TO BE ADDED TO RUSSELL MICROCAP(TM) INDEX

    PALO ALTO, Calif., Sept. 29 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology related companies, today announced that is has been included in a preliminary list of companies that will be added to the Russell Microcap Index at the close of the market on Sept. 30, 2005. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked against Russell indexes. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO)

    "We are pleased that Hercules will be added to the Russell Microcap Index," said Manuel A. Henriquez, chairman, president and CEO of Hercules. "We expect that our inclusion in the index will increase the company's visibility with investors and provide us with the opportunity to expand our shareholder base."

    The Russell Microcap Index offers investors access to the microcap segment of the US Equity market. The index is constructed to provide a comprehensive and unbiased barometer for the microcap segment trading on national exchanges, while excluding lesser-regulated OTC bulletin board securities and pink-sheet stocks due to their failure to meet national exchange listing requirements. The Russell Microcap Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true microcap opportunity set. Eligible IPOs are added to Russell US indexes at the end of each calendar quarter.

    About Hercules Technology Growth Capital:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialized finance company providing debt and equity growth capital to technology related companies at all stages of development. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies. Hercules focuses its investments in companies active in technology and technology related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

CONTACT: Hercules Technology Growth Capital, Inc., +1-650-289-3060, or info@herculestech.com; or Deborah Stapleton, +1-650-470-0200/
Photo: NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO